IRREVOCABLE GUARANTEE AGREEMENT

THIS AGREEMENT MADE EFFECTIVE AS OF THE 13TH DAY OF NOVEMBER 2002 (the "Effective Date").

BETWEEN:

RESPONSE BIOMEDICAL CORP., a company incorporated under the laws of British Columbia having its head office at 8855 Northbrook Court, Burnaby, British Columbia, V5J 5J1

(the "Company")

AND:

AVENIR CAPITAL CORP. of 300 - 808 First St. SW Calgary, AB T2P 1M9

(the "Guarantor")

WHEREAS:

A.                     the Company is entering into a line of credit agreement with The Toronto-Dominion Bank ("the "Creditor"), evidenced by the materials attached as Schedule "A" for a total of US$50,000 and referred to herein as the "Credit Line ", contingent upon the issuance of a suitable standby letter of credit ("LC") to the Creditor by The Royal Bank of Canada;

B.                    the Guarantor has agreed to guarantee the LC by providing an unconditional and irrevocable guarantee for the amount of US$50,000 (the "Guarantee") to The Royal Bank of Canada expiring at the office the Creditor on the close of business September 30, 2003;

C.                    the Guarantor has agreed to accept common share purchase warrants (the "Warrants") providing the Guarantor the right to purchase 57,323 common shares without par value (the "Shares") in the capital stock of the Company as consideration for providing the Guarantee, such Warrants to be exercisable at a price of Cdn $0.55 per Share, and the total aggregate number of Shares calculated based on the Bank of Canada Noon Exchange Rate on the effective date of this agreement, of C$IUS$1.5764,;

D.                     the Guarantor is a person to whom the Company may issue securities pursuant to the exemption (the "Exemptions") provided by MI 45-103 of the British Columbia Securities Act, Rules, Regulations, Instruments or Notices; and

E.                    the Warrants will be issued pursuant to the Exemptions and that the Company is relying on the Exemptions from the requirements to provide the purchaser with a prospectus and to sell securities through a person registered to sell securities under the B.C. Securities Act and, as a consequence of acquiring securities pursuant to the Exemptions, certain protections, rights and remedies provided by the B.C. Securities Act, including statutory rights of rescission or damages, will not be available to the purchaser.

                      NOW THEREFORE THIS AGREEMENT WITNESSETH THAT in consideration of the mutual covenants and agreements herein contained, the receipt and sufficiency of which is hereby acknowledged, the parties covenant and agree with each other (the "Agreement") as follows:

1.
On the basis of the representations and warranties of the Guarantor contained in this Agreement and subject to the terms of this Agreement, the Company agrees to issue the Warrants to or at the direction of the Guarantor as full consideration for providing the Guarantee.

2.	For the term of the Guarantee, the Company agrees to inform the Guarantor of the Credit Line balance by e-mail or fax on the last business day of each calendar month.

3.	This Agreement is subject to all necessary approvals of the TSX Venture Exchange (the "Exchange") and the B.C. Securities Commission (the "Regulators").

4.
Subject to the Creditor having first accepted a LC from Bank Sarasin and the Creditor and the Company executing the Credit Line, the Company shall deliver a warrant certificate representing the Warrants to the Guarantor at his address shown on the first page of this Agreement within ten days of receiving written notice of the last of the approvals of the Regulators.

5.
The Guarantor acknowledges that the Shares will be subject to a four (4) month hold period from the date of the issuance of the Warrants imposed by the Exchange and by the operation of applicable securities rules or by applicable securities regulatory bodies, and that a share certificate issued within four months of issuing the Warrants, as a result of exercising the Warrants, will bear legends to that effect.

6.
The Guarantor acknowledges that this Agreement is not being entered into and the Warrants are not being acquired by the Guarantor as a result of any material information about the Company's affairs that has not been publicly disclosed.

7.
In the event of any subdivision, consolidation or other change in the share capital of the Company prior to the issuance of the Warrants, the number of Warrants issued pursuant to this Agreement shall be adjusted in accordance with such subdivision, consolidation or other change in the share capital of the Company.

8.	Time shall be of the essence in this Agreement.

9.	This Agreement is subject to, governed by and construed in accordance with the laws of the Province of British Columbia.

10.	All references to funds in this Agreement are in Canadian funds unless otherwise noted.

11.	This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and assigns.

12.
The parties hereto agree to execute and deliver all such further documents and other writings of any kind whatsoever and all such further acts and things as are reasonably required to carry out the full intent and meaning of this Agreement.

13.	Whenever the singular or masculine is used in this Agreement the same shall be deemed to include the plural or the feminine or the body corporate as the context may require.

14.	This Agreement constitutes the entire agreement between the parties and there are no representations, warranties, covenants or agreements collateral hereto other than as contained herein.

15.
This Agreement may be signed in as many counterparts as may be deemed necessary, each of which so signed shall be deemed to be an original, and all such counterparts together shall constitute one and the same instrument.

IN WITNESS WHEREOF the parties have executed this written Agreement effective as of the Effective Date.

SIGNED, SEALED AND DELIVERED BY
RESPONSE BIOMEDICAL CORP. per:

/s/ Bill Radak
Authorized Signatory

Name of Signatory:           Bill Radak

Title of Signatory:             President & CEO

SIGNED, SEALED & DELIVERED ) by AVENIR	)
CAPITAL CORP. ) in the presence of:	)
)
/s/ Jacquie Shivak	)	AVENIR CAPITAL CORP.
Signature of Witness	)
	)	Per: Richard Grafton
Name: Jacquie Shivak	)
)
Address: Calgary, AB	)	/s/ Richard Grafton
)
Occupation: Controller	)	Duly Authorized Signatory of the Guarantor

SCHEDULE A

1.	Standby Letter of Credit issued by National Bank of Canada to The Toronto-Dominion Bank

2.	Line of Credit Agreement between the Company and The Toronto-Dominion Bank

RPT762	TORONTO DOMINION BANK	PAGE 1
GATE: 03/Q1/93	LETTERS OF CREDIT
TIME: 18:02:08	INTERNATIONAL CENTRE - VANCOUVER
MT 760

RECEIVED FROM : BNDCCAMMAINT35255	1722	03T80MCATTCVAN49712
NATIONAL BANK OF CANADA	1722	O3BNDCCAMMAINT35255
MONTRAL, QUEBEC	760	02
GUARANTEE

27 : SEQUENCE OF TOTAL	: 1/1
20 : TRANSACTION REFERENCE NOMBER	: 504-02-0009938
30 : DATE	: 03/01/03
77C: DETAILS OF' GUARANTEE	: *

BENEFICIARY :

TORONTO DOMINION BANK
2ND FLOOR
700 WEST GEORGIA STREET
VANCOUVER, BC
V7Y IA2

CARE OF:
KATHRIN TEICHRIES, ANALYST
TRANSIT:  94016
PHONE:   404-854-3318
FAX:  604-654--3489

WE ARK PLEASED TO INFORM YOU THAT, AT THE REQUEST OF AVENIR CAPITAL CORPORATION, 808, 1 STREET SW, SUITE 300, CALGARY (ALBERTA) T2P 1M9 (HEREINAFTER CALLED THE 'APPLICANT') WE HEREBY OPEN IN YOUR FAVOUR OUR IRREVOCABLE STANDBY LETTER OF CREDIT NO. 504-02-0009938 FOR THE AMOUNT OF USD50,000.00 (FIFTY THOUSAND AND 00/100 UNITED STATES DOLLARS) IN RESPECT OF BANKING FACILITIES GRANTED OR TO BE GRANTED BY YOU TO RESPONSE BIOMEDICAL CORP. , 8855 NORTHBROOK COURT, BURNABY (BRITISH COLUMBIA) V5J 5JI (Hereinafter CALLED THE. 'CUSTOMER' ) .

THIS STANDBY LETTER OF CRED1T IS AVAILABLE AT DEMAND AGAINST YOUR CLAIM ON US BY AUTHENTICATED TELEX OR SWIFT MESSAGE INDICATING THE AMOUNT DEMANDED AND STATING:

QUOTE
MONIES DRAWN PURSUANT TO NATIONAL BANK OF CANADA STANDBY LETTER OF CREDIT ND. 504--02-0009938 REPRESENT OUTSTANDING AND UNPAID PRINCIPAL AND INTEREST DUE AND OWING, CALCULATED UP TO THE VALUE DATE OF THE PRESENT DEMAND , IN CONNECTION WITH AN AGREEMENT BETWEEN RESPONSE BIOMEDICAL CORP, AND TORONTO-DOINION BANK.
UNQUOTE

PARTIAL DRAWINGS ARE ALLOWED HEREUNDER,

*** CONTINUED ***

RPT762	TORONTO DOMINION BANK	PAGE 2
GATE: 03/Q1/93	LETTERS OF CREDIT
TIME: 18:02:08	INTERNATIONAL CENTRE - VANCOUVER
MT 760

THIS STANDBY LETTER OF CREDIT IS NEITHER TRANSFERABLE NOR ASSIGNABLE AND SHALL EXPIRE ON SEPTEMBER 30, 2003 (17:00 MONTREAL TIME) AT THE COUNTERS OF NATIONAL BACK OF CANADA.

PAYMENT UNDER THIS STANDBY LETTER OF CREDIT SHALL BE EFFECTED WITHOUT ANY DEDUCTIONS WHATSOEVER BY TELEGRAPHIC TRANSFER TO AN ACCOUNT NOMINATED BY YOU IN YOUR CLAIM.

ALL BANK CHARGES RELATED THIS STANDBY LETTER OF CREDIT ARE FOR THE ACCOUNT OF THE APPLICANT,

THIS STANDBY LETTER OF CREDIT IS SUBJECT TO THE UNIFORM CUSTOMS AND PRACTICE FOR DOCUMENTARY CREDITS (1993 REVISION), INTERNATIONAL CHAMBER OF COMMERCE, PUBLICATION NO. 500.

NATIONAL BANK OF CANADA
C. DUGUAY               C. CHEVRIER
INTERNATIONAL COMMERCIAL OPERATIONS
LETTERS OF GUARANTEE SECTOR
600 DE LA GAUCHETIERE STREET WEST, 5TH FLOOR
MONTREAL (QUEBEC) CANADA H3E 4L3
SWIFT : BNL1CCAMMINT
TELEX : 05-25181 NABACAN MTL.
TEL: (514) 394-8934/8162

-MAC/90A51E41

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